Exhibit 21.1

SUBSIDIARIES OF TRILINK ENERGY, INC.

Trilink Energy, Inc., a Nevada corporation, owns directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization

Trilink Properties LLC	Colorado
Medano Properties LLC	Colorado